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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-17703

                             FIRST AMERICAN BANCORP
             (Exact name of registrant as specified in its charter)

                             251 Johnston Street SE
                           Decatur, Alabama 35609-2203
                                 (205) 340-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
 (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12-g4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12-g4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)     [ ]
         Rule 12-g4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12-g4(a)(2)(ii)   [ ]      Rule 15d-6              [ ]
         Rule 12-h3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date:
0

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Alabama National Bancorporation, as successor to First American Bancorp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   ALABAMA NATIONAL BANCORPORATION

Date: December 11, 1997         By: /s/ John H. Holcomb, III
                                   -------------------------------------------
                                           John H. Holcomb, III
                                           Chairman and Chief Executive Officer